CONFIDENTIAL
March 11, 2022

Clover Health Investments, Corp.
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067

Re:     EMPLOYMENT AGREEMENT

Dear Joseph Martin,

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Clover Health, LLC (the “Company”) sets forth the terms and conditions that shall govern Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”), effective as of March 14, 2022.
1.Duties and Scope of Employment.
a.At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.
b.Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of General Counsel. Executive will report to the Company’s Chief Executive Officer, Vivek Garipalli, or to such other Person as the Company subsequently may determine (Executive’s “Supervisor”), and Executive will be working remotely and based out of New York. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.
c.Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.
2.Cash and Incentive Compensation.
a.Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $475,000.00, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.
b.Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period (the “Performance Period”) based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”), any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be up to 75% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive (i) has been employed by the Company for a minimum of three (3) months of the Performance Period and (ii) is employed by and in good standing with the Company on the date when such Cash Bonus is actually paid by the Company. If Executive has not been employed by the Company for the full Performance Period associated with the Cash Bonus, Executive will not be eligible for the full Cash Bonus that year; instead, Executive’s Cash Bonus will be prorated based on the number of completed months Executive has been employed with the Company.
c.Restricted Stock Units. As an inducement for the Executive to accept the offer of employment with the Company as contemplated by this Agreement, subject to the approval of the Board or the Committee, as applicable, the Company shall grant Executive restricted stock units with a grant date fair value (the “RSU Cash Value”) of $8,000,000 (eight million dollars) of the Company’s Class A common stock (the “RSU Award”). The number of shares subject to the RSU Awards will be determined based on dividing the RSU Cash Value by the average closing price of a share of the Company’s Class A common stock for the thirty (30) trading days ending on the trading day prior to the date of grant, as publicly reported. The RSU Awards shall be granted on the first day of your employment, pending Compensation Committee approval. Subject to any vesting acceleration rights Executive may have, the RSU Award shall vest and become payable as follows: 25% of the RSU Award will vest on the first anniversary of the grant date, and the remainder of the RSU Award will vest in twelve equal quarterly installments beginning on the date that is three months after the first anniversary of the grant date, in each case subject to Executive continuing to provide services to the Company through the relevant vesting dates. For avoidance of doubt, the vesting schedule described in this provision (i) applies only to the restricted stock unit component of the RSU Award and (ii) may be amended by the Board in subsequent years. The RSU Award will be subject to the terms, definitions and provisions of the applicable equity plan of the Company and a restricted stock unit agreement by and between Executive and the Company (the “RSU Agreement”). In addition, for future years, Executive will be eligible for a target Annual Award (the “Annual Award”) in the form of a combination of restricted stock units and performance stock units with a combined grant date fair value of $2,000,000 (two million dollars) and future awards under the terms of the Company’s 2020 Equity Incentive Plan in line with your peers, as determined in the sole discretion of the Committee.
3.Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.
4.Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.
5.Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation and PTO, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and (iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement.

6.Termination Benefits.
a.Termination without Cause outside of Change in Control Protection Period. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the Company for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive’s death, in each case, outside of the Change in Control Protection Period, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:
i.Accrued Compensation. The Company will pay Executive all Accrued Benefits.
ii.Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive semi-monthly continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months (the “Severance Period”), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service.
iii.Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
b.Termination without Cause or Resignation for Good Reason within the Change in Control Protection Period. If, during the Change in Control Protection Period, (x) the Company terminates Executive’s employment with the Company without Cause, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:
i.Accrued Compensation. The Company will pay Executive all Accrued Benefits.
ii.Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive a lump sum severance payment equal to twelve (12) months (the “CIC Severance Period”) of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment plus applicable Cash Bonus, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline.
iii.Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the CIC Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
iv.Equity. All of Executive’s unvested and outstanding time-based equity awards shall immediately vest and become exercisable as of the date of Executive’s termination and any unvested and outstanding performance-based awards shall be subject to the terms and conditions of the Equity Plan and the award agreement by and between Executive and the Company pursuant to which such award was granted.
c.Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason during the twelve (12) month period immediately following a Change in Control), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).
d.Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.
e.Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.
f.No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
7.Conditions to Receipt of Severance.
a.Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form substantially similar, as determined by the Company, as that attached hereto as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.
b.Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11(a) below).
c.Section 409A.
i.Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury

Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
ii.Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
iii.Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
iv.Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
v.To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
vi.The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
8.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
a.Cause. “Cause” means:
i.Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;
ii.Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;
iii.Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;
iv.Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company
v.Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
vi.Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.
b.Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.
c.Change in Control Protection Period. “Change in Control Protection Period” means the period beginning one month prior to and ending twelve (12) months immediately following the consummation of a Change in Control.
d.Code. “Code” means the Internal Revenue Code of 1986, as amended.
e.Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

f.Good Reason. “Good Reason” means Executive’s resignation or termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s consent:
i.A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the General Counsel of the Company remains as such following a Change in Control but is not made the General Counsel of the acquiring corporation) will not constitute Good Reason;
ii.A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;
iii.A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or
iv.A material breach by the Company of a material provision of this Agreement.
Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.
g.Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
h.Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.
i.Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
j.Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.
9.Golden Parachute.
a.Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
b.A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
c.The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.
10.Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in the State of New York (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.
The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures. Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.
11.Pre-Employment Conditions.[3]
a.Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement, a copy of which is attached hereto as Attachment B for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on the Effective Date.
b.Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or the Employment relationship with Executive may be terminated.
c.Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.
12.Successors.
a.Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.
b.Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.Miscellaneous Provisions.
a.Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.
b.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
c.Notice.
i.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

ii.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company upon sixty (60) days advance written notice.
d.Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive ). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
e.Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
f.Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.
g.Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
h.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The

Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
i.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
j.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
k.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,
By: /s/ Vivek Garipalli
Vivek Garipalli, CEO & Co-Founder

Agreed to and Accepted by:

/s/ Joseph Martin
Joseph Martin

_______________________________

_______________________________
Address

Date: 3/12/2022

ATTACHMENT A

SEPARATION AGREEMENT AND RELEASE

This Confidential Separation and Release Agreement (“Agreement”) sets forth the agreement reached concerning the separation of [EMPLOYEE NAME] (herein referred to as “you,” “your” or similar words, as the context requires) from employment with [ENTITY NAME] and/or its affiliates (collectively, the “Company”).

WHEREAS, your employment with the Company is ending effective [DATE], (the “Separation Date”), and thereafter you no longer will be employed with the Company; and

WHEREAS, you and the Company desire to end your employment relationship amicably, and settle, compromise and resolve any and all claims and disputes, whether known or unknown, which you may have against the Company at any time up to and including the date you sign this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, you and the Company agree as follows:

1.Consideration for Execution of this Agreement. As consideration for your promises and obligations under this Agreement, the Company will provide you with the following consideration to which you are not otherwise entitled, provided you sign this Agreement within twenty one (21) days of receipt but not before your actual Separation Date:

a.Severance Payment. The Company will pay you an amount equivalent to [ ] ([ ]) weeks of your regular base salary, in the gross amount of [ ] ($[ ]), less applicable taxes and withholdings (the “Severance Payment”). The Severance Payment will be paid in a one-time, lump sum payment and payable upon the next regularly scheduled Company payroll date after your signed Agreement is received by the Company.

You acknowledge and agree that you would not be otherwise entitled to any of the above consideration but for your signing this Agreement and adhering to its terms and conditions.

2.General Release of Claims. You agree to release and forever discharge the Company, the Company’s affiliates, subsidiaries, parents, predecessors, successors and assigns, and the officers, directors, shareholders, agents, employees, counsel and insurers of each of them (together, the “Released Parties”) from any and all claims you may have or have had against any of the Released Parties arising prior to or on the dates you execute this Agreement, including without limitation any and all claims arising out of your employment with the Company and/or the termination of that employment. You understand and agree that this release is intended to waive all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise. This release includes any and all causes of actions or claims you have had, now have, or may have up to the dates you execute this Agreement including, without limitation, any claims arising pursuant to the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family and Medical Leave Act, and the Americans with Disabilities Act, and common, federal, state, and local laws, regulations, rules, and ordinances. You also waive any claim to reinstatement or re-employment with the Company following your Separation Date.

You expressly acknowledge and represent that you have received all wages, benefits, compensation, reimbursements, vacation and paid time off, or any other remuneration to which you were entitled as an employee of the Company and are not currently aware of any facts or circumstances constituting a claim or cause of action you could bring for violation of the Fair Labor Standards Act (“FLSA”) or any other federal, state or local constitution, statute, rule, regulation, or common law that applies to your employment relationship. You expressly acknowledge and represent that no one has interfered with your ability to report possible violations of any law and it is Released Parties’ policy to encourage such reporting. You further acknowledge and represent that you have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury.

No claim of any sort is exempt from the above release, except claims that the law does not allow you to waive by signing this Agreement, such as claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim), claims for unemployment benefits, or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan. For the purpose of implementing a full and complete release, you expressly acknowledge that the release given in this Agreement is intended to include, without limitation, claims that you did not know or suspect to exist in your favor at the time of the date of your execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with which they might be based, would have materially affected the settlement of this matter; and that the consideration provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

3.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised to consult with an attorney before executing this Agreement.

a.Acknowledgments/Time to Consider. You acknowledge and agree that (a) you have read and understand the terms of this Agreement; (b) you have been advised in writing to consult with an attorney before executing this Agreement; (c) you have had the opportunity to obtain and consider such legal counsel as you deem necessary; (d) you have been given twenty-one (21) days to consider whether or not to enter into this Agreement (although you may elect not to use the full 21- day period at your option); and (e) by signing this Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.

b.Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after you sign this Agreement. In other words, you may revoke your acceptance of this Agreement within seven (7) days after the date you sign it. Your revocation must be in writing and sent via email to the Company’s Chief People Officer, Rachel Fish, at email address rachel.fish@cloverhealth.com by the end of the seventh day in order to be effective. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Agreement shall become binding and enforceable on the eighth day after you signed it (“Effective Date”).

c.Preserved Rights. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after dates that you execute this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

4.Restrictive Covenants. You agree and acknowledge that, notwithstanding anything stated in this Agreement, you shall remain bound by the terms of any other agreement relating to noncompetition, non-solicitation, confidentiality, intellectual property, or inventions that you executed prior to commencing employment with the Company, or during your employment with the Company, and any Company policies concerning non-competition, non- solicitation, confidentiality, intellectual property, or inventions that were in force at the time of your separation.

a.Non-Litigation Covenant. You further agree not to sue Company or any Releasee with regard to any claim released in Section 2 of this Agreement. You understand that the provisions of this Agreement shall not be construed as preventing you from filing a charge with or cooperating or participating in any investigation or proceeding conducted by any governmental agency, only to the extent you are permitted to do so by law, notwithstanding any provisions of any agreement to the contrary. Both parties acknowledge that this Agreement does not limit your right to communicate with governmental agencies, including filing or participating in an investigative proceeding. Such communication, whether initiated by you or an agency, is not limited by this Agreement. However, you expressly release, waive, and disclaim any right to personal compensation or other benefit, including cost and attorneys’ fees, that may otherwise inure to you as a result of you filing any such charge with a government agency. You understand that the provisions of this paragraph mean that you cannot bring a personal, collective or class action lawsuit or arbitration in any forum against the Releasees for any reason for claims you may have as of the date of this Agreement.

b.Waiver of Relator Recovery. To the fullest extent permitted by law, you further agree to release, waive, and forever discharge your right to any portion of any settlement, judgment, or other recovery as a Relator under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730, or analogous state false claims acts, in any lawsuit arising from, or in any way related to, any transactions or occurrences involving Company, and other companies Company dealt with, their affiliated or related entities through common identity of ownership (in whole or in part) from the beginning of time until the present, including but not limited to, any right to receive expenses, attorneys’ fees, and costs under 31 U.S.C. § 3730(d) or analogous state laws.

5.Confidential Information. You acknowledge that during your employment you have learned Confidential Information relating to the business conducted and to be conducted by the Company. You agree that you have not and will not disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Agreement, “Confidential Information” means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company’s competitors and includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. Confidential Information shall not, however, include any general know-how or skills that you possess whether obtained through your employment at the Company or elsewhere. Confidential Information also does not include information that (i) is publicly known or becomes publicly known through no fault of yours, or (ii) is generally or readily obtainable by the public. You understand that your obligations related to Confidential Information are in addition to, and not in lieu of, your obligations with regard to the protection of the Company’s trade secrets under the law governing misappropriation of the Company’s trade secrets, and any other agreements you may have with the Company of similar subject matter.

You may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event you file a lawsuit against the Company for retaliation by the Company against you for reporting a suspected violation of law, you understand that you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and you may not disclose the trade secret, except pursuant to court order.

By signing this Agreement, you represent and warrant that you will not and have not disclosed any Confidential Information to a third party, or, except as permitted, consistent with Company policy, with respect to your personal mobile device(s) used for business purposes, sent/downloaded any Confidential Information to your personal email account(s), personal computer(s), personal mobile device(s), and/or external and removable thumb or flash drives. Insofar as you have printed any Confidential Information or sent/downloaded any Confidential Information on your personal mobile device(s), you represent and warrant that you have shredded and/or deleted all such information upon termination of your employment.

PROTECTED RIGHTS: Nothing in this Agreement is intended to waive claims: (i) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (ii) that may arise after the parties sign this Agreement; or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, cooperation, non-disparagement, covenant not to sue, acknowledgements and representations, shall be construed to waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or shall prevent you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employee, although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited.

ALTHOUGH THE PARTIES MAY HAVE AGREED TO KEEP THIS AGREEMENT, ITS TERMS AND UNDERLYING DETAILS CONFIDENTIAL, SUCH A PROVISION IS UNENFORCEABLE AS TO THE UNDERLYING DETAILS OF ANY CLAIM OF HARASSMENT, DISCRIMINATION OR RETALIATION AND IS UNENFORCEABLE AGAINST THE EMPLOYER IF THE EMPLOYEE PUBLICLY REVEALS SUFFICIENT DETAILS OF THE CLAIM SO THAT THE EMPLOYER IS REASONABLY IDENTIFIABLE.

6.No Recognition of Wrongdoing. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company. You represent that, as of the date(s) you sign this Agreement, you are not aware of and have not engaged in any activity that would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. You further represent that you have complied with any existing obligations up through the date(s) of your signing this Agreement.

7.Confidentiality of Agreement. You agree that the terms and conditions of this Agreement are intended to remain strictly confidential between you and the Company. You have not and will not communicate this Agreement’s terms to any third party (including fellow employees), whether verbally or in writing, by any means, including by social media such as Twitter, Facebook, and the like. Any disclosure by you will cause the Company irreparable harm that money cannot undo. Accordingly, violation of this section will entitle the Company to temporary and permanent injunctive relief. You further agree that have not and you will not disclose the terms of this Agreement to any other person, excluding your attorney(s), accountant(s), and lender(s), and your spouse, if any, to the extent needed for legal advice, income tax reporting purposes, or other financial purposes, or as otherwise required by law. You agree that, to the extent you make any permissible disclosures to your spouse, you will instruct your spouse to keep the information strictly confidential, and you further agree that you will be in breach of this Agreement if they make any further disclosure of such information beyond the disclosures permitted in this paragraph.

8.Non-Disparagement. You agree that you will not knowingly make any disparaging and/or defamatory statements about the Company’s current or former customers, contractors, vendors or employees to the media or to any other person, including on social media. A disparaging statement is any communication that, if publicized, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. You also agree not to knowingly make any defamatory statements about the Company to the media or to any other person, including on social media. However, nothing in this Agreement shall prohibit you from providing truthful disclosures to an appropriate government agency, arbitrator or court related to alleged violations of law. To the extent you are covered by Section 7 of the NLRA because you are an employee who is not in a supervisor or management role, nothing in this Agreement shall be construed to prohibit you from using information that you acquire regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA.
9.No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.
10.Return of Materials. No later than the Separation Date, you represent that you have returned to the Company, and have not retained in any form or format, all Company documents and other Company property that you had in your possession at any time. You also represent that, no later than the Separation Date, you have returned all Company laptops, iPads, iPhones, credit cards, entry cards, identification badges and keys, and all other Company equipment that you had in your possession at any time. You also represent that you have used good faith, reasonable efforts to permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images containing Confidential Information of the Company.

11.Remedies for Breach. If the Company determines that you have violated, breached, or are about to breach any provision of this Agreement, or if you bring an action against the Company in violation of this Agreement, or if you bring an action asking that the Agreement be declared invalid, void, or unenforceable (except for any protected claims under the ADEA), the Company may immediately cease any payments pursuant to this Agreement, and you shall be required to reimburse the Company for all amounts paid to you under this Agreement, except for $1,000 of the payment made under Section 1(a) of the Agreement. Any and all such disputes between you and the Company shall be resolved by binding arbitration in accordance with the Company’s arbitration policy that you agreed to as a condition of employment with the Company. Nothing in this Section shall be construed as prohibiting the Company from pursuing any remedies available to it for breach of the Agreement, including injunctive relief and the recovery of any damages that it is able to prove. By your signature below, you represent that as of the date that you execute this Agreement, you have not breached any obligations or covenants contained in this Agreement. Further, except in the case of a legal action by you challenging or seeking a determination in good faith of the validity of the ADEA waiver, if either party to this agreement brings an action to enforce its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action.
12.Controlling Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of your employment, without reference to principles of conflict of laws that would require application of the law of another jurisdiction. The Company and you irrevocably consent solely to the jurisdiction of the federal and state courts in the State of your employment for the resolution of any disputes arising under or respect to this Agreement.

13.Entire Agreement. This Agreement, and any restrictive covenant and arbitration agreements and policies referenced in Sections 4 (Restrictive Covenants) and 11 (Remedies for Breach) of this Agreement, together (i) constitute the entire agreement between the Company and you regarding the separation of your employment, (ii) survive the termination of your employment, and (iii) supersede and cancel all prior and contemporaneous written and oral agreements, if any, except as specifically provided herein. You affirm that, by entering into this Agreement, you are not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

14.Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.
15.Representation. You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement.

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:

AGREED TO AND ACCEPTED:

________________________________    CLOVER HEALTH INVESTMENTS, CORP.
Employee Name

________________________________    By: __________________________________
Signature     Signature

__________________________________
Name

__________________________________
Title
Dated: _______________________

ATTACHMENT B

Nondisclosure, Confidentiality, and Nonsolicitation Agreement

In consideration of my employment or the continuation of my employment by Clover Health or any of its successors, assigns, affiliates or subsidiary companies (each hereinafter referred to as the "Company"), I agree as follows:

1.TRADE SECRETS AND CONFIDENTIAL INFORMATION.

a.Confidentiality and Confidential Information. I acknowledge that during the course of my employment, I will obtain, receive or gain access to certain valuable, proprietary or confidential information of the Company, its vendors, suppliers, customers, and its/their affiliates and/or subsidiaries, that is not otherwise generally known to the public, relating or pertaining to the Company's business, projects, products, customers, suppliers, inventions or trade secrets, including but not limited to: business and financial information; Company techniques, operations and methods of conducting business; computer programs, software and code, flowcharts, architecture, data structures, and data reporting methodologies; unpublished know how, whether patented or unpatented; customer names, addresses, buying habits, needs and the methods of fulfilling those needs; supplier names, addresses and pricing policies; information regarding the skills, ability and compensation of other employees; and Company pricing policies, profit margins, marketing strategies and research projects or developments relating to any aspect of the present or actual anticipated business of the Company (hereinafter collectively the “Confidential Information”). I further acknowledge that such Confidential Information may be in oral, written or electronic form and need not be marked or identified as “confidential.” I promise and agree that during my employment with the Company and at all times thereafter, I shall hold in strictest confidence and shall not publish, disclose or communicate any Confidential Information to any person or entity, except as required in connection with my work for the Company, and I shall not use or acquire for my own purposes or the purposes of any others, including any future employers or companies, any Confidential Information of the Company without the prior written approval of a duly authorized officer of the Company.

b.Confidentiality of Protected Health Information. The definition of “Confidential Information” includes Protected Health Information (“PHI”) as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) defines it. During their employment, Company employees may access, use, create, receive, transmit, maintain, and/or disclose PHI. In addition, employees will receive training on HIPAA and will have access to and review Company HIPAA policies that set forth confidentiality protections that all Company employees must adhere to in regard to the access, use and/or disclosure of PHI. I agree to comply with all Company, Inc. policies governing the confidentiality and protection of PHI and am responsible for preserving the confidentiality of PHI and Individually Identifiable Health Information (“IIHI”).

c.Trade Secret Employee Notice Provision. An employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An employee who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
d.Prevention of Unauthorized Release of Company Confidential Information. I agree to take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Company Confidential Information in my possession.

e.Confidential Information of Third Parties. I agree to preserve as confidential any information that I learn or obtain in connection with my employment from a third party or relating to a third party, such as a client or customer, that is not readily available to the public and to treat such information as though it were Company Confidential Information.

f.Confidential Information of Former Employers. I agree not to disclose to the Company and not to use in any way in connection with my employment therewith any proprietary confidential information or trade secrets of any kind, or any embodiments thereof, of any previous employer or other third party.

g.Termination of Employment. I agree that, upon termination of my employment with the Company (voluntary or otherwise), or as otherwise requested by the Company, I will promptly return to the Company all Confidential Information and all things belonging to the Company, including all tools, equipment, devices or property of the Company, and that all documents, records, notebooks and tangible articles containing or embodying any Confidential Information, including copies thereof and whether stored in paper, electronic, magnetic or other form, then in my possession or control, whether prepared by me or others, will be left with the Company.

h.Exit Interview. In consideration of my employment with the Company, I agree that, upon termination of my employment with the Company (voluntary or otherwise), I will attend an exit interview and execute a Termination Certificate in a form substantially similar as that attached hereto as “Exhibit A”, and understand the Company may notify my new employer of this Agreement.

2.DUTY OF LOYALTY, NON-SOLICITATION, and NONDISPARAGEMENT

a.Duty of Loyalty. I agree that at all times during my employment with the Company, I will not, without the Company’s express written consent, engage in any employment or business activity that is competitive with or that would otherwise conflict with the business of the Company, nor will I engage in any other activities that may conflict with my obligations or duty of loyalty to the Company.

b.Obligations to Prior Employers or Others. Except for those described below (if any), I do not have any non-disclosure, non-compete or other obligations to any previous employer or other person or entity that would conflict with my obligations under this Agreement or the performance of my duties for the Company. I have previously provided copies of each of the agreements described below, if any, to the Company.

LIST ANY EXCEPTIONS.

c.Solicitation of Employees. During my employment with the Company, and for a one (1) year period after the date my employment ends (voluntary or otherwise), I covenant and agree that I shall not, directly or indirectly, on my own behalf or for the benefit of any other person or entity, solicit or attempt to solicit any employee of the Company, or at any time unlawfully disrupt, damage, impair or interfere with the Company by raiding its work staff or unlawfully encouraging any employee of the Company to terminate their relationship with the Company.

d.Solicitation of Customers. During my employment with the Company, and after my employment ends (voluntary or otherwise), I covenant and agree that I shall not in any manner, directly or indirectly, on my own behalf or for the benefit of any other person or entity, use any trade secrets or proprietary Confidential Information of the Company to solicit or attempt to solicit any client or customer of the Company, or at any time use any Confidential Information (including the confidential identity of any client or customer, or trade secret information about the client, account or customer relationship) to induce, influence or encourage any client or customer of the Company to reduce or cease doing business with the Company.

e.Nondisparagement. I agree that I will not make any disparaging and/or defamatory statements about the Company’s current or former products or services, including on social media. A disparaging statement is any communication that, if publicized, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. I also agree not to make any defamatory statements about the Company to the media or to any other person, including on social media.

3.ASSIGNMENT OF INVENTIONS.

a.Inventions and Assignment. In connection with your employment with the Company, you understand and agree that all Inventions, defined as and including discoveries, developments, designs, improvements, inventions, formulas, programs, computer software or code, processes, techniques, know-how, research, technical data and ideas (whether or not patentable or registrable under patent, copyright or similar statutes) that (i) that relate to the Company's business or potential business, (ii) that result from tasks assigned to me by the Company, or (iii) that are conceived or made with the use of the Company's time, facilities, materials or, resources, shall be the sole property of Company and its assigns, and Company shall be the sole owner of all Rights to said Inventions, said Rights being defined as and including patents, trademarks, service marks and copyrights, and other intellectual property rights pertaining to said Inventions or Confidential Information.1 You further acknowledge and

1 For employees in Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah, Washington, and any other state where the Company employs you where this notice is specifically required by law state law: You are notified that nothing in this Agreement requires any Employee (regardless of state) to assign any of your rights to an invention you developed entirely on your own time using no equipment, supplies, facility, or trade secret information of the Company, unless the invention results from any work you performed for the Company or relates, at the time of conception or reduction to practice, to the business or actual or demonstrably anticipated research or development of the Company.

For employees in California, in accordance with Section 2872 of the California Labor Code, you are hereby notified this assignment does not apply to an invention subject to California law that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development the Company; or (2) result from any work performed by you for the Company; or (3)

relate to any work performed by you relating to a contract under which the Company has an obligation to assign title to the United States with respect to inventions resulting from work performed thereunder.

agree that all original works of authorship are "works made for hire," as that term is defined in the United States Copyright Act and belong to the Company as an Invention under this policy. In the event that any original works or Inventions (i) that relate to the Company's business or potential business, (ii) that result from tasks assigned to me by the Company, or (iii) that are conceived or made with the use of the Company's time, facilities, materials or, resources shall be deemed to not constitute works made for hire, or in the event that you should otherwise, by operation of law, be deemed to retain any rights to any Inventions, you agree to assign to the Company, without further consideration, your entire right, title and interest in and to each and every such Invention and all Rights to said Inventions developed, created or discovered by you, whether working alone or jointly with others.

b.Assistance. I agree to assist Company in every proper way (but at the Company's expense) to obtain and from time to time enforce the Rights identified above in any and all countries with respect to the Inventions, and I agree to execute all necessary documents for use in applying for, registering, obtaining, and enforcing the Rights and assignments as the Company may desire.

c.Disclosure of Potential Inventions. During the period of my employment and for one (1) year after termination of my employment with the Company (voluntary or otherwise), I will promptly disclose to the Company fully and in writing (to be held in confidence by Company unless deemed to be an Invention) all potential Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, and all patent applications filed by me or on my behalf, so that the Company may determine its rights to any such potential Inventions.

d.Prior Inventions. To the extent I have made or conceived or first reduced to practice (either alone or jointly with others) any inventions or improvements relevant to my employment with Company, but before I commenced employment with Company, I am listing below all such inventions or improvements that are to be excluded from the operation of this Agreement. I am representing that I have listed all previously patented as well as any unpatented but potentially patentable ideas and inventions conceived prior to my employment with Company which have not been assigned to a former employer, and I further represent and warrant that such list is complete.

LIST    ANY    EXCLUSIONS
4.GENERAL PROVISIONS.

a.This Agreement will be binding upon my heirs, assigns, executors, administrators or other legal representatives and will be for the benefit of the Company and its successors and assigns.

b.Except as otherwise may be modified herein, disputes under this Agreement shall be resolved pursuant to the Employee Grievance Process or Mutual Dispute Arbitration Policy/Mutual Agreement to Arbitrate.

c.This agreement does not prohibit employees from testifying in an administrative, legislative, or judicial proceeding and giving truthful testimony when the employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

d.This agreement also does not prohibit employees from exercising any federal or state statutory “whistleblowing” rights to report certain conduct to government agencies or from complying with all requirements of the Gramm-Leach–Bliley Act.

e.This agreement does not prohibit employees from using open source software when working on assigned company projects. Employees may do so, but only in accordance with Company policy. Employee must obtain written permission from their immediate supervisor before making an open source contribution. Employees must clearly and carefully document all contributions. Employees must not sign any contribution or other related agreement until receiving written permission from their immediate supervisor to do so.

f.No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right or obligation under this Agreement shall be construed as a waiver of any other right or obligation. The Company shall not be required to give prior notice to enforce strict adherence to all terms of this Agreement.

g.In the event that any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs, to such reasonable attorney fees, expert witness fees and legal expenses as shall be fixed by a court of competent jurisdiction. This Agreement shall be governed by the laws of the State in which the employee works.

h.Wherever necessary to carry out the intent of the parties, the provisions of this Agreement shall survive the termination of my employment with the Company and shall continue in full force and effect.

i.In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be construed by limiting and reducing such provision, so as to be enforceable to the fullest extent compatible with the intent of the parties and the then current applicable law, and if not possible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and it shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

j.I acknowledge that this Agreement is in consideration of my employment or continued employment with the Company, whether executed before, at, or following my initial employment therewith. I further acknowledge that this Agreement does not create any obligation for my continued employment by the Company, or in any way alter my status as an “at will” employee, which means that my employment relationship may be terminated by either me or the Company at any time, for any reason, with or without cause and with or without prior notice.

k.This Agreement, including the attached Exhibits as referenced above, contains the entire understanding between myself and the Company with respect to the subject matter hereof, and there are no representations, warranties, promises or undertakings other than those contained in the provisions above. No modification of or amendment to this Agreement, nor any waiver of any rights or obligations under this Agreement, will be effective unless in writing and signed by both me and the Company.

I represent and warrant that: (a) I have read this Agreement and understand all the terms and conditions hereof, (b) I have entered into this Agreement of my own free will and volition, (c) I have been advised by the Company that this Agreement is a legally binding contract and that I should seek my own independent attorney to review it, (d) I have been afforded ample opportunity to consult with my own attorney regarding this Agreement, and (e) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for my employment or continued employment by the Company

This Agreement is executed by me at ______________, in the state of ________________, as of this __ day of ___, 202_.

EMPLOYEE:                             WITNESS:

__________________________                 ___________________________
Print Name                             Print Name

_________________________                 ___________________________
Signature                             Signature

EXHIBIT A TERMINATION CERTIFICATE

This is to confirm that I have reviewed the Employee Nondisclosure, Confidentiality, and Nonsolicitation Agreement (“Agreement”) signed by me on _________, 20__ and that I understand the terms of that Agreement and the continuing obligations I have under that Agreement. During the course of my employment with the Company, I have had access to information regarded by the Company as Confidential information as defined by the Agreement.

I certify that I do not have in my possession or control, nor have I failed to return, any Confidential Information of the Company, including any specifications, drawings, blueprints, reproductions, prototypes, sketches, notes, reports, proposals or copies thereof, or other documents or materials, tools, equipment, devices or other property belonging to the Company, including any documents, records, notebooks and similar repositories of Confidential Information, or any copies thereof, whether prepared by me or others, and whether stored in paper, disk, electronic, magnetic or other form.

I recognize that the unauthorized taking of any of the Company's tangible trade secrets is a crime under Section 499(c) of the California Penal Code, and that any unauthorized taking of the Company's trade secrets also may result in civil liability under California Civil Code Section 3426, et seq.

I further certify that I have complied with and will continue to comply with all of the terms of the Agreement signed by me with the Company, including the reporting of any inventions conceived or reduced to practice by me and covered by the Agreement. I further agree that in compliance with the Agreement, I will preserve in strictest confidence and keep confidential all proprietary, technical and business information pertaining to the Company, and will not disclose or use any Confidential Information for myself or for the benefit of any other person or entity.

Upon termination of my employment with the Company, I will be employed by (name of new employer) in the (division/department) and will be working in connection with the projects (generally describe the projects):

If requested by the Company, I agree to notify my new employer as to the general nature or subject matter of the confidential and proprietary information to which I had access while employed by the Company, and as to my obligations with respect to such information (without actually disclosing such Confidential Information). I also understand that the Company may notify my new employer of the existence of the Agreement and this Certificate.

I understand and acknowledge that should I fail to comply with my obligations under the Agreement after my employment ends, the Company shall have, in addition to the right to damages, the right to obtain an injunction against me, including without limitation an injunction prohibiting me from disclosing Confidential Information to my new employer or to any third party.

This Agreement is executed by me at _____________________, in the State of ____________, as of this ___ day of ____________, 20__.

EMPLOYEE:
     Print Name

     Signature